UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D/A

(Amendment No. 1)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

TransAlta Corporation

(Name of Issuer)

Common Shares, no par value

(Title of Class of Securities)

89346D107

(CUSIP Number)

Justin B. Beber

Brookfield Asset Management Inc.

Brookfield Place

181 Bay Street, Suite 300

Toronto, Ontario M5J 2T3

(416) 363-9491

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 17, 2020

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS BROOKFIELD ASSET MANAGEMENT INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 28,068,047
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 28,068,047

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,068,047
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.1%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS PARTNERS LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 28,068,047
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 28,068,047

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,068,047
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.1%(2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(2)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS EAGLE CANADA COMMON HOLDINGS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 11,699,956
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 11,699,956

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,699,956
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.2%(3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(3)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS BIF IV EAGLE NR CARRY LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 16,368,091
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 16,368,091

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,368,091
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(4)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS BIF IV LTIP CANADA SPLITTER LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 16,368,091
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 16,368,091

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,368,091
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%(5)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(5)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS BIF IV CDN SPLIT LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 28,068,047
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 28,068,047

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,068,047
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.1%(6)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(6)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS BIF IV CDN GP LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 28,068,047
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 28,068,047

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,068,047
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.1%(7)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(7)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS BIF IV CDN GP LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 28,068,047
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 28,068,047

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,068,047
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.1%(8)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(8)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS BIG HOLDINGS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION MANITOBA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 28,068,047
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 28,068,047

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,068,047
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.1%(9)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(9)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS BROOKFIELD INFRASTRUCTURE GROUP LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 28,068,047
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 28,068,047

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,068,047
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.1%(10)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(10)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS BAM INFRASTRUCTURE GROUP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION MANITOBA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 28,068,047
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 28,068,047

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,068,047
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.1%(11)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(11)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

CUSIP No. 89346D107

1	NAMES OF REPORTING PERSONS BAM LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION ONTARIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER —
	8	SHARED VOTING POWER 28,068,047
	9	SOLE DISPOSITIVE POWER —
	10	SHARED DISPOSITIVE POWER 28,068,047

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,068,047
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.1%(12)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(12)	Percentage ownership is based on an aggregate number of outstanding common shares of the Issuer of 277,075,741 as of March 3, 2020.

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment No. 1”) to Schedule 13D is being filed to reflect that Eagle Canada Common Holdings LP and BIF IV Eagle NR Carry LP (collectively, the “Purchaser Reporting Persons”) have acquired, in aggregate, an additional 4,046,539 common shares (the “Common Shares”) in the capital of the Issuer on the Toronto Stock Exchange in open market purchases for aggregate cash consideration of C$26,418,390, at prices between C$5.64 per Common Share and C$8.14 per Common Share (the “Additional Purchases”).

Information reported and defined terms used in the original Schedule 13D remain in effect, unless they are amended or superseded by information or defined terms contained in this Amendment No. 1.

Item 3. Source and Amount of Funds or Other Consideration.

Item 3 of original Schedule 13D is hereby supplemented as follows:

The Purchaser Reporting Persons acquired the additional 4,046,539 Common Shares in the open market for an aggregate consideration of C$26,418,390 (including brokerage commission but excluding director compensation shares). All purchases of Common Shares in open market transactions were funded from available liquidity.

Item 4. Purpose of Transaction.

Item 4 of the original Schedule 13D is hereby supplemented as follows:

The Additional Purchases were completed in accordance with the investment intention of the Reporting Persons in the Issuer and the agreements related thereto, as described in the original Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Sections (a), (b), (c) and (e) of Item 5 of the original Schedule 13 are hereby amended and restated as follows:

(a)-(b) The aggregate number and percentage of Common Shares of the Issuer held by the Reporting Persons to which this Schedule 13D relates is 28,068,047 shares, constituting approximately 10.1% of the Issuer’s currently outstanding Common Shares. The percentage of Common Shares of the Issuer is based on an aggregate number of Common Shares of the Issuer of 277,075,741 as of March 3, 2020, based on Issuer’s Form 40-F dated March 3, 2020.

(i) Eagle Canada

(a)	As of March 18, 2020, Eagle Canada may be deemed the beneficial owner of 11,699,956 Common Shares, constituting a percentage of approximately 4.2%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 11,699,956 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 11,699,956 Common Shares

(ii) BIF IV Eagle

(a)	As of March 18, 2020, BIF IV Eagle may be deemed the beneficial owner of 16,368,091 Common Shares, constituting a percentage of approximately 5.9%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 16,368,091 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 16,368,091 Common Shares

(iii) BIF IV LTIP

(a)	As of March 18, 2020, BIF IV Cdn may be deemed the beneficial owner of 16,368,091 Common Shares, constituting a percentage of approximately 5.9%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 16,368,091 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 16,368,091 Common Shares

(iv) BIF IV Cdn

(a)	As of March 18, 2020, BIF IV Cdn may be deemed the beneficial owner of 28,068,047 Common Shares, constituting a percentage of approximately 10.1%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 28,068,047 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 28,068,047 Common Shares

(v) BIF IV Cdn GP

(a)	As of March 18, 2020, BIF IV Cdn GP may be deemed the beneficial owner of 28,068,047 Common Shares, constituting a percentage of approximately 10.1%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 28,068,047 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 28,068,047 Common Shares

(vi) BIF IV Cdn GP Ltd

(a)	As of March 18, 2020, BIF IV Cdn GP Ltd may be deemed the beneficial owner of 28,068,047 Common Shares, constituting a percentage of approximately 10.1%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 28,068,047 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 28,068,047 Common Shares

(vii) BIG Holdings

(a)	As of March 18, 2020, BIG Holdings may be deemed the beneficial owner of 28,068,047 Common Shares, constituting a percentage of approximately 10.1%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 28,068,047 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 28,068,047 Common Shares

(viii) BIGL

(a)	As of March 18, 2020, BIGL may be deemed the beneficial owner of 28,068,047Common Shares, constituting a percentage of approximately 10.1%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 28,068,047 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 28,068,047 Common Shares

(ix) BIG LP

(a)	As of March 18, 2020, BIG LP may be deemed the beneficial owner of 28,068,047 Common Shares, constituting a percentage of approximately 10.1%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 28,068,047 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 28,068,047 Common Shares

(x) BAM Limited

(a)	As of March 18, 2020, BIG LP may be deemed the beneficial owner of 28,068,047 Common Shares, constituting a percentage of approximately 10.1%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 28,068,047 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 28,068,047 Common Shares

(xi) Brookfield

(a)	As of March 18, 2020, Brookfield may be deemed the beneficial owner of 28,068,047 Common Shares, constituting a percentage of approximately 10.1%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 28,068,047 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 28,068,047 Common Shares

(xii) Partners

(a)	As of March 18, 2020, Partners may be deemed the beneficial owner of 28,068,047 Common Shares, constituting a percentage of approximately 10.1%

(b)	Sole voting power to vote or direct vote: 0 Common Shares

Shared voting power to vote or direct vote: 28,068,047 Common Shares

Sole power to dispose or direct the disposition: 0 Common Shares

Shared power to dispose or direct the disposition: 28,068,047 Common Shares

(c) Schedule I filed herewith, which is incorporated herein by reference, describes all of the transactions in Common Shares of the Issuer that were effected by the Reporting Persons since the filing of the original Schedule 13D on March 2, 2020.

(e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the original Schedule 13 is amended to update the following information:

As of March 18, 2020, 27,406,129 Common Shares were subject to the pledge under the security agreements in connection with the Margin Loan Agreement.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

March 18, 2020	EAGLE CANADA COMMON HOLDINGS LP, by its general partner BIF IV CDN SPLIT LP, by its general partner BIF IV CDN GP LP, by its general partner BIF IV CDN GP LTD.

	By:	/s/ Adrienne Moore
Name: Adrienne Moore
Title: Vice-President

BIF IV EAGLE NR CARRY LP, by its general partner BIF IV LTIP CANADA SPLITTER LP, by its general partner BIF IV CDN SPLIT LP, by its general partner BIF IV CDN GP LP, by its general partner BIF IV CDN GP LTD.

	By:	/s/ Adrienne Moore
Name: Adrienne Moore
Title: Vice-President

BIF IV LTIP CANADA SPLITTER LP, by its general partner BIF IV CDN SPLIT LP, by its general partner BIF IV CDN GP LP, by its general partner BIF IV CDN GP LTD.

	By:	/s/ Adrienne Moore
Name: Adrienne Moore
Title: Vice-President

BIF IV CDN SPLIT LP, by its general partner BIF IV CDN GP LP, by its general partner BIF IV CDN GP LTD.

	By:	/s/ Adrienne Moore
Name: Adrienne Moore
Title: Vice-President

BIF IV CDN GP LP, by its general partner BIF IV CDN GP LTD.

	By:	/s/ Adrienne Moore
Name: Adrienne Moore
Title: Vice-President

BIF IV CDN GP LTD.

By:	/s/ Adrienne Moore
Name: Adrienne Moore
Title: Vice President

BIG HOLDINGS LP, by its general partner BROOKFIELD INFRASTRUCTURE GROUP LIMITED

By:	/s/ James Rickert
Name: James Rickert
Title: President

BROOKFIELD INFRASTRUCTURE GROUP LIMITED

By:	/s/ James Rickert
Name: James Rickert
Title: President

BAM INFRASTRUCTURE GROUP L.P., by its general partner BAM LIMITED

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Vice-President and Secretary

BAM LIMITED

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Vice-President and Secretary

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Senior Vice-President

PARTNERS LIMITED

By:	/s/ Brian D. Lawson
Name: Brian D. Lawson
Title: President

SCHEDULE I

TRADING IN COMMON SHARES

The table below sets forth all transactions in the Common Shares effected by the Reporting Persons since the filing of the original Schedule 13D on March 2, 2020. All such transactions were effected in the open market through a broker, and the prices exclude commissions. The Reporting Persons undertake to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares purchased or sold at each separate price.

Party	Trade Date	Buy/Sell	Number of Shares	Weighted Average Price	Low Price per Share	High Price per Share
BIF IV Eagle NR Carry LP	3/10/2020	Buy	554,197	8.13	7.94	8.14
Eagle Canada Common Holdings LP	3/10/2020	Buy	345,803	8.13	7.94	8.14
BIF IV Eagle NR Carry LP	3/12/2020	Buy	415,155	6.14	6.14	6.14
Eagle Canada Common Holdings LP	3/12/2020	Buy	259,045	6.14	6.14	6.14
BIF IV Eagle NR Carry LP	3/13/2020	Buy	307,887	6.67	6.67	6.67
Eagle Canada Common Holdings LP	3/13/2020	Buy	192,113	6.67	6.67	6.67
BIF IV Eagle NR Carry LP	3/17/2020	Buy	492,619	6.10	6.05	6.12
Eagle Canada Common Holdings LP	3/17/2020	Buy	307,381	6.10	6.05	6.12
BIF IV Eagle NR Carry LP	3/18/2020	Buy	721,896	5.69	5.64	5.74
Eagle Canada Common Holdings LP	3/18/2020	Buy	450,443	5.69	5.64	5.74